                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        Affiliated Computer Services Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                        Affiliated Computer Services Inc.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       AFFILIATED COMPUTER SERVICES, INC.
                           2828 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 27, 1998

                            ------------------------

To the Stockholders of
  AFFILIATED COMPUTER SERVICES, INC.:

    The Annual Meeting of Stockholders of Affiliated Computer Services, Inc. ("ACS" or the "Company") will be held at CityPlace, 2711 North Haskell Avenue, Dallas, Texas 75204 on October 27, 1998 at 11:00 a.m. for the following purposes:

    1. To elect three directors to hold office for a three year term and until their respective successors shall have been duly elected and qualified;

    2. To consider and vote upon the performance-based incentive compensation for the Company's Executive Officers; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on September 15, 1998 as the record date (the "Record Date") for the determination of stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Stockholders (the "Annual Meeting"). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A holder of shares of the Company's Class A Common Stock is entitled to one vote, in person or by proxy, for each share of Class A Common Stock on all matters properly brought before the Annual Meeting, and a holder of shares of the Company's Class B Common Stock will be entitled to 10 votes, in person or by proxy, for each share of Class B Common Stock on all matters properly brought before the Annual Meeting.

    ALL HOLDERS OF THE COMPANY'S CLASS A COMMON STOCK AND CLASS B COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                          David W. Black
                                          SECRETARY

September 28, 1998

                       AFFILIATED COMPUTER SERVICES, INC.
                           2828 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 27, 1998

                              GENERAL INFORMATION

    This Proxy Statement is being furnished to stockholders of record of Affiliated Computer Services, Inc., ("ACS" or the "Company") as of September 15, 1998 in connection with the solicitation by the Board of Directors of ACS of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at CityPlace, 2711 North Haskell Avenue, Dallas, Texas 75204, on October 27, 1998, at 11:00 a.m., or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing this Proxy Statement and enclosed form of proxy to stockholders is on or about September 30, 1998.

RECORD DATE AND VOTING

    The Board of Directors of ACS has fixed the close of business on September 15, 1998 as the record date (the "Record Date") for the Annual Meeting. Only holders of record of the outstanding shares of Class A Common Stock and Class B Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the Record Date, the Company had outstanding 44,960,764 shares of Class A Common Stock, $0.01 par value, and 3,299,686 shares of Class B Common Stock, $0.01 par value (collectively, the "Common Stock"). A holder of shares of Class A Common Stock is entitled to one vote, in person or by proxy, for each share of Class A Common Stock standing in his or her name on the books of ACS on the Record Date on any matters properly presented to a vote of the Stockholders at the Annual Meeting. A holder of shares of Class B Common Stock is entitled to 10 votes, in person or by proxy, for each share of Class B Common Stock standing in his name on the books of ACS on the Record Date on any matter properly presented to a vote of the stockholders at the Annual Meeting. The Class A Common Stock and the Class B Common Stock are the only classes of stock entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstention and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for transaction of business. Abstentions are counted in tabulations of votes cast on proposals submitted to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

VOTE REQUIRED

    The affirmative vote of the holders of shares of Class A Common Stock and Class B Common Stock, voting together as a class, having a plurality of the voting power of the Company, in person or by proxy, is required to elect directors. The affirmative vote of the holders of shares of the Class A Common Stock and Class B Common Stock, voting together as a class, having a majority of the voting power of the Company actually voting, either in person or by proxy, at the Annual Meeting, is required to approve Proposal 2, the proposal to approve the performance-based incentive compensation for the Company's Executive Officers.

PROXY SOLICITATION, REVOCATION AND EXPENSES

    All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by (i) filing a written notice of revocation received by the person or persons named therein, (ii) the stockholder attending the Annual Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy statement dated subsequent to the date thereof to the addressee named in the enclosed proxy.

    Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election of directors named below, and in favor of the proposal to approve the performance-based compensation for the Company's executive officers. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in favor of a matter called for vote.

    The cost of preparing, assembling, printing and mailing the Proxy Statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by the Company. The Company will request banks and brokers to solicit their customers who are beneficial owners of shares of Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of the Record Date, certain information with respect to the shares of Class A Common Stock and the Class B Common Stock beneficially owned by stockholders known to the Company to own more than 5% of the outstanding shares of such classes and the shares of Class A Common Stock and Class B Common Stock beneficially owned by each of the Company's directors and executive officers and by all of the Company's executive officers and directors as a group:

                                                                                                     PERCENT OF
                                                     PERCENT OF                                         TOTAL
                                                        TOTAL                        PERCENT OF       SHARES OF
                                      AMOUNT AND      SHARES OF      AMOUNT AND         TOTAL          CLASS A
                                      NATURE OF        CLASS A       NATURE OF        SHARES OF      AND CLASS B
                                      BENEFICIAL       COMMON        BENEFICIAL        CLASS B         COMMON      PERCENT OF
                                      OWNERSHIP         STOCK        OWNERSHIP         COMMON           STOCK         TOTAL
     DIRECTORS AND EXECUTIVE          OF CLASS A        OWNED        OF CLASS B      STOCK OWNED        OWNED        VOTING
             OFFICERS                COMMON STOCK   BENEFICIALLY    COMMON STOCK    BENEFICIALLY    BENEFICIALLY    POWER(1)
----------------------------------  --------------  -------------  --------------  ---------------  -------------  -----------
Darwin Deason(2)..................      2,579,202          5.65%       3,299,686            100%          12.01%        45.23%
Jeffrey A. Rich(3)................         33,186         *              --              --               *             *
Mark A. King(4)...................         45,529         *              --              --               *             *
Henry G. Hortenstine(5)...........            591         *              --              --               *             *
David W. Black(6).................          5,254         *              --              --               *             *
Peter A. Bracken(7)...............        143,010         *              --              --               *             *
Joseph P. O'Neill.................         23,810         *              --              --               *             *
Frank A. Rossi....................          5,000         *              --              --               *             *
Clifford M. Kendall(8)............        474,960          1.04%         --              --               *             *
All Executive Officers and
  Directors as a Group (10
  persons)(9).....................      3,328,437          7.29%       3,299,686            100%          13.54%        46.18%

                                 BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY'S STOCK(10)

Massachusetts Financial
  Services Company
  500 Boylston Street
  Boston, MA 02116................      5,369,000         11.76%         --              --               10.97%         6.83%
T. Rowe Price Associates, Inc.
  100 E. Pratt Street
  Baltimore, MD 21202.............      4,579,500         10.03%         --              --                9.35%         5.82%
Fidelity Financial Services
  14651 Dallas Parkway
  Suite 200
  Dallas, TX 75240................      3,477,000          7.62%         --              --                7.10%         4.42%
Putnam Investments
  1 Post Office Square
  Boston, MA 02109................      3,178,000          6.96%         --              --                6.49%         4.04%

------------------------

*   Less than 1%.

(1) In calculating the percent of total voting power, the voting power of shares of Class A Common Stock (one vote per share) and Class B Common Stock (ten votes per share) is aggregated.

(2) 2,488,397 of the shares of Class A Common Stock listed are owned by The Deason International Trust (the "Trust"), and 72,728 of the shares of Class A Common Stock are owned by the Deason Foundation (the "Foundation"). Mr. Deason holds the sole voting power with respect to such shares through an irrevocable proxy granted by the Trust and a board resolution passed by the Foundation. The investment power with respect to such shares is held by the Trust and the Foundation. The shares of Class A Common Stock include 7,310 shares owned by Mr. Deason's spouse and spouse's daughter, to which Mr. Deason disclaims beneficial ownership.

(3) Includes 28,186 shares of Class A Common Stock issuable pursuant to options that are currently exercisable.

(4) Includes 4,679 shares of Class A Common Stock owned by Mr. King's spouse, to which Mr. King disclaims beneficial ownership; 894 shares of Class A Common Stock contained in the ACS 401(k) Plan, and 1,823 shares of Class A Common Stock granted to Mr. King under the ACS Employee Stock Purchase Plan.

(5) Represents shares owned under the ACS Employee Stock Purchase Plan.

(6) Includes 254 shares of Class A Common Stock contained in the ACS 401(k)
    Plan.

(7) Includes 80,360 shares of Class A Common Stock not outstanding but subject to currently exercisable options; 1,759 shares of Class A Common Stock owned by Mr. Bracken's spouse, as to which Mr. Bracken disclaims beneficial ownership and 531 shares of Class A Common Stock acquired under the ACS Employee Stock Purchase Plan.

(8) Includes 183,105 shares of Class A Common Stock owned by Mr. Kendall's spouse, as to which Mr. Kendall disclaims beneficial ownership; 52,770 shares of Class A Common Stock issuable pursuant to options that are currently exercisable and 2,409 shares owned by Mr. Kendall in an individual retirement account.

(9) Includes 161,316 shares of Class A Common Stock issuable pursuant to options that are currently exercisable; 1,148 shares of ACS Class A Common Stock owned through the ACS 401(k) Plan; and 3,814 shares of Class A Common Stock granted under the ACS Employee Stock Purchase Plan.

(10) Based on filings by the stockholder with the Securities and Exchange Commission.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors is comprised of nine directors, divided into three classes. Messrs. Deason and Rich are in the class whose terms expire in 2000; Messrs. Hortenstine, O'Neill, Rossi and Kendall are in the class whose terms expire in 1999. The third class of directors, each of whom currently serves on the Board of Directors and is up for election at this Annual Meeting, is comprised of Messrs. King, Black and Bracken. All directors serve until their respective successors are duly elected and qualified.

    Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. The proxies cannot be voted for more than three nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

NOMINEES FOR ELECTION AS DIRECTOR; CONTINUING DIRECTORS

    The following table lists the name and principal occupation of each nominee and each continuing director, and the year in which each such person was first elected as a director of ACS.

                                                                                                         SERVED AS
                                                                                                         DIRECTOR
NAME                                                      PRINCIPAL OCCUPATION                             SINCE
--------------------------------  --------------------------------------------------------------------  -----------
Darwin Deason...................  Chairman of the Board and Chief Executive Officer                           1988

Jeffrey A. Rich.................  President and Chief Operating Officer                                       1991

Mark A. King*...................  Executive Vice President and Chief Financial Officer                        1996

David W. Black*.................  Executive Vice President, Secretary and General Counsel                     1995

Henry Hortenstine...............  Executive Vice President; Group President of ACS Technology                 1996
                                    Solutions Group

Peter A. Bracken*...............  Executive Vice President; Group President of ACS Government                 1997
                                    Solutions Group, Inc.

Joseph P. O'Neill...............  President and Chief Executive Officer, Public Strategies Washington,        1994
                                    Inc.

Frank A. Rossi..................  Chairman of the Board, FAR Holdings Company, L.L.C.                         1994

Clifford M. Kendall.............  Private Investor                                                            1997

------------------------

*   Nominee for election as director at this year's Annual Meeting.

BUSINESS EXPERIENCE OF NOMINEES AND CONTINUING DIRECTORS

    Set forth below is certain information with respect to each of the directors, both nominees as well as continuing directors.

    DARWIN DEASON, age 58, has served as Chairman of the Board and Chief Executive Officer of the Company since its formation in 1988. Prior to the formation of the Company, Mr. Deason spent 20 years with MTech Corp ("MTech"), a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas ("MCorp"), serving as MTech's Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and served on the board of various subsidiaries of MTech and MCorp. Prior to that, Mr. Deason was employed in the data processing department of Gulf Oil in Tulsa, Oklahoma. Mr. Deason has over 30 years of experience in the information technology industry. Mr. Deason is also a director of Precept Business Services, Inc. ("Precept"), an affiliate of ACS and a publicly traded company, where he is Chairman of the Executive Committee of the Board and has voting control.

    JEFFREY A. RICH, age 38, has served as President and Chief Operating Officer of the Company since April 1995 and as a director since August 1991. Mr. Rich joined the Company in 1989 as Senior Vice President and Chief Financial Officer and was named Executive Vice President in 1991. Prior to joining the Company, Mr. Rich served as a Vice President of Citibank N.A. from March 1986 through June 1989, and also served as an Assistant Vice President of InterFirst Bank Dallas, N.A. from 1982 until March 1986.

    MARK A. KING, age 41, has served as Executive Vice President and Chief Financial Officer since May 1995 and as a director since May 1996. Mr. King joined the Company in November 1988 as Chief Financial Officer of various ACS subsidiaries. Prior to joining the Company, Mr. King was Vice President and Assistant Controller of MTech. Mr. King has over 19 years of finance and accounting experience, including over 10 years of experience with the data processing industry.

    DAVID W. BLACK, age 36, has served as Executive Vice President, Secretary and General Counsel and as a director of the Company since May 1995. Mr. Black joined the Company in February 1995 as Associate General Counsel. Prior to that time, Mr. Black was an attorney engaged in private practice in Dallas from 1986 through January 1995.

    HENRY G. HORTENSTINE, age 54, has served as Executive Vice President of the Company since March 1995, as Group President of ACS Technology Solutions Group since April 1998 and as a director since September 1996. Prior to that time, he served as Senior Vice President - Business Development from July 1993 to March 1995. Mr. Hortenstine was engaged by the Company as a consultant providing various business and corporate development services from 1990 to July 1993. Prior to that, he was Senior Executive Vice President of Lomas Mortgage USA, a subsidiary of Lomas Financial Corporation, from 1987 to 1989.

    PETER A. BRACKEN, age 57, joined Computer Data Solutions, Inc. (now known as ACS Government Solutions, Inc. ("Government Solutions")) in May 1996 as Chief Executive Officer and President and has served as Group President of Government Solutions since April 1998. From 1986 to 1996, Mr. Bracken was employed by Martin Marietta Corporation (now Lockheed Martin Corporation), most recently as President of the Information Sciences Group. Before joining Martin Marietta in 1986, Mr. Bracken served as Director of Mission Operation and Data Systems for NASA's Goddard Space Flight Center. At the time of the acquisition of ACS of Government Solutions by a merger in December 1997 ("Government Solutions Merger"), Mr. Bracken became an Executive Vice President and ACS director.

    JOSEPH P. O'NEILL, age 51, has served as a director of the Company since November 1994 and also serves as a consultant to the Company. Mr. O'Neill has served as President and Chief Executive Officer of Public Strategies Washington, Inc., a public affairs and consulting firm, since March 1991, and from 1985 through February 1991, served as President of the National Retail Federation, a national association representing United States retailers. Mr. O'Neill also is a director of Careerstaff, Inc.

    FRANK A. ROSSI, age 61, has served as a director of the Company since November 1994 and also serves as a consultant to the Company. Mr. Rossi has served as Chairman of FAR Holdings Company, L.L.C., a private investment firm, since February 1994, and before that was employed by Arthur Andersen & Co. for over 35 years. Mr. Rossi served in a variety of capacities for Arthur Andersen since 1959, including Managing Partner/Chief Operating Officer and as a member of the firm's Board of Partners and Executive Committee.

    CLIFFORD M. KENDALL, age 67, had been with Government Solutions since the founding of its predecessor in 1968 until the Government Solutions Merger and is currently Chairman of Government Solutions' Advisory Board of Directors. At the time of the Government Solutions Merger in December 1997, Mr. Kendall became an ACS director. From 1970 to 1988, Mr. Kendall served as Chairman of the Board,

President and Chief Executive Officer of Government Solutions. He served as Government Solution's Chairman and Chief Executive Officer from 1988 to 1991 and as Chairman from 1991 until the Government Solutions Merger in 1997. Mr. Kendall also currently serves as the Chairman of the Board of Objective Communications, Inc.

    Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

    THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Special Compensation Committee, the Independent Directors Committee and the Special Transactions Committee. The Board of Directors does not have a standing nominating committee. The Audit Committee is composed of Messrs. Rossi (Chairman), O'Neill and Kendall. The Audit Committee was formed in 1994 and given general responsibility for meeting periodically with representatives of the Company's independent public accountants and electronic data processing ("EDP") auditors to review the general scope of audit coverage, including consideration of the Company's accounting and EDP practices and procedures and the adequacy of the Company's system of internal controls, and to report to the Board of Directors with respect thereto. The Audit Committee also is responsible for recommending to the Board of Directors the appointment of the Company's independent public accountants and EDP auditors and is also responsible for monitoring the Company's "Year 2000" compliance.

    The Compensation Committee was formed in May 1994. The members of the Compensation Committee are Messrs. Deason, Rossi and O'Neill. The Compensation Committee is responsible for recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of the executive officers of the Company, including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers and the administration of and grant of awards under the Company's stock option plans. In connection with the Company's establishment of certain procedures to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), so that compensation to executive officers whose compensation exceeds $1 million may be deductible by the Company for federal income tax purposes, the Company formed the Special Compensation Committee in August 1996. The members of the Special Compensation Committee are Messrs. Rossi and O'Neill. The Special Compensation Committee is responsible for reviewing the compensation of the executive officers whose compensation exceeds $1 million, including reviewing salaries, recommending bonuses and other forms of additional compensation, including grants of awards under the stock option plans.

    The members of the Independent Directors Committee are Messrs. O'Neill and Rossi. The Independent Directors Committee was formed in May 1994 to review annually the prices and terms of the services, forms and supplies provided between the Company and Precept, an affiliate of the Company, pursuant to the Company's reciprocal services agreement and other related party transactions. See "Certain Transactions."

    The Special Transactions Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the negotiations of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, Class A Common Stock, or other consideration with a dollar value of up to the greater of $50,000,000 or 10% of ACS's consolidated assets.

    During the fiscal year ended June 30, 1998, there were four regular meetings of the Company's Board of Directors. No incumbent directors attended fewer than 75% of the aggregate of (i) the Board meetings held during the fiscal year and
(ii) the meetings held by all committees of the Board on which he served. There were five meetings held by the Company's Audit Committee during the fiscal year, two meetings held by each of the Company's Compensation and Special Compensation Committees and one meeting held by the Independent Directors Committee during the fiscal year.

                                   PROPOSAL 2
                    APPROVAL OF PERFORMANCE-BASED INCENTIVE
               COMPENSATION FOR THE COMPANY'S EXECUTIVE OFFICERS

    The Code limits the Company's tax deduction for expense in connection with the compensation of its chief executive officer and its four other most highly-compensated executive officers for any fiscal year to the extent that the compensation of such person exceeds $1 million during such fiscal year, excluding compensation that qualifies as "performance-based compensation."
Section 162(m) of the Code provides that in order for compensation to be treated as qualified performance-based compensation, among other things, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer before the compensation is paid. If the material terms of the performance goals, as outlined in this Proposal, are not approved by the stockholders, the performance-based compensation will not be paid to the chief executive officer and the four other most highly-compensated employees.

    At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to the Company's executive officers. Executive officer compensation for fiscal 1999 will consist of a base salary, stock option plan, and bonus compensation and will be based on criteria similar to criteria previously used for the Company's executive officers. See "Executive Compensation and Other Information--Compensation Committee Report on Executive Compensation." Executive officers will be entitled to receive varying ranges of up to 250% (up to 250% for the Chairman of the Board, up to 200% for the President and the Chief Operating Officer, and up to 150% for all other executive officers) of their base salaries upon achievement of bonus performance goals, which include the Company's achievement of four targeted financial measures: consolidated revenues, consolidated earnings before interest, taxes and amortization, consolidated pre-tax earnings and consolidated earnings per share. The bonus performance goals have been pre-established by the Compensation Committee and approved by the Board of Directors for all executive officers other than any executive officer whose compensation may exceed $1 million. For any executive officer whose compensation may exceed $1 million, bonus performance goals are pre-established by the Special Compensation Committee, which is comprised solely of two or more outside directors, and approved by the Board of Directors. The Company believes that the incentive-related provisions provide performance incentives that are and will be beneficial to the Company and its stockholders.

    THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCENTIVE COMPENSATION PROVISIONS FOR THE EXECUTIVE OFFICERS.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

DIRECTOR'S COMPENSATION

    Each member of the Board of Directors of the Company who is not employed by the Company receives compensation in the amount of $3,000 for attendance at each Board meeting. Directors are reimbursed for their travel expenses incurred in connection with the meetings. On November 30, 1994, the Company and each of Messrs. O'Neill and Rossi entered into consulting agreements in which Messrs. O'Neill and Rossi agreed to provide, among other things, certain corporate development services to the Company. Such agreements are terminable by either party with 30 days notice. Pursuant to such agreements, in exchange for such services, Messrs. O'Neill and Rossi receive nominal consideration and the Company reimburses both Messrs. O'Neill and Rossi for their out-of-pocket expenses. The Company granted Messrs. Rossi and O'Neill options to purchase 50,000 and 20,000 shares of Class A Common Stock, respectively. Such options vest ratably over five years.

SUMMARY OF CASH AND OTHER COMPENSATION

    The following table sets forth certain information regarding compensation paid for all services rendered to the Company in all capacities during fiscal years 1998, 1997 and 1996 by the Company's chief executive officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during fiscal year 1998 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM COMPENSATION
                                                      ANNUAL COMPENSATION                 ---------------------------------------
                                        ------------------------------------------------                               PAYOUTS
                                                                              OTHER       RESTRICTED                -------------
                                                                             ANNUAL          STOCK      OPTIONS/        LTIP
                                                                BONUS     COMPENSATION      AWARDS        SARS         PAYOUTS
NAME AND PRINCIPAL POSITION               YEAR      SALARY       ($)         ($) (1)        ($) (2)        (3)         ($) (2)
--------------------------------------  ---------  ---------  ---------  ---------------  -----------  -----------  -------------
Darwin Deason.........................    1998       487,512  1,250,000        --             --           --            --
  Chairman of the Board and               1997       450,000  1,125,000        --             --           --            --
  Chief Executive Officer                 1996       403,918    807,836        --             --           --            --

Jeffrey A. Rich.......................    1998       312,504    650,000        --             --           --            --
  President and Chief                     1997       274,995    550,000        --             --           --            --
  Operating Officer                       1996       222,385    437,500        --             --          100,000        --

Mark A. King..........................    1998       212,500    337,500        --             --           40,000        --
  Executive Vice President                1997       175,000    218,750        --             --           40,000        --
  and Chief Financial Officer             1996       125,000    125,000        --             --           80,000        --

Henry G. Hortenstine..................    1998       237,506    375,000        --             --           40,000        --
  Executive Vice President                1997       200,000    250,000        --             --           40,000        --
                                          1996       166,000    166,000        --             --          120,000        --

Peter A. Bracken......................    1998       283,845    230,483        --             --          270,360(5)      --
  Group President -                       1997       300,000    173,960        --             --           --            --
  Government Solutions                    1996        28,846        N/A        21,750(4)      --           70,360(5)      --


                                              ALL
                                             OTHER
                                         COMPENSATION
NAME AND PRINCIPAL POSITION                   ($)
--------------------------------------  ---------------
Darwin Deason.........................        --
  Chairman of the Board and                   --
  Chief Executive Officer                     --
Jeffrey A. Rich.......................        --
  President and Chief                         --
  Operating Officer                           --
Mark A. King..........................        --
  Executive Vice President                    --
  and Chief Financial Officer                 --
Henry G. Hortenstine..................        --
  Executive Vice President                    --
                                              --
Peter A. Bracken......................
  Group President -                            3,750
  Government Solutions                           361

------------------------------

(1) None of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus during fiscal years 1998, 1997 and 1996.

(2) The Company did not grant any restricted stock awards or long-term incentive plan payouts to the Named Executive Officers during fiscal years 1998, 1997 and 1996.

(3) The Company did not grant any stock appreciation rights ("SARS") to the Named Executive Officers during fiscal years 1998, 1997 or 1996.

(4) Mr. Bracken joined Government Solutions as an employee on May 31, 1996. "Other Annual Compensation" represents fees paid for consulting services for the period from April 10, 1996 through May 13, 1996.

(5) Option grants have been adjusted in connection with the Government Solutions Merger.

    The following table sets forth the number of options granted during the fiscal year ended June 30, 1998 to the Named Executive Officers to purchase shares of Class A Common Stock and the potential realizable value of these options.

                     OPTION GRANTS DURING FISCAL YEAR 1998

                                                       INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                   ----------------------------------------------------------     VALUE AT ASSUMED
                                                    % OF TOTAL                                    ANNUAL RATES OF
                                     NUMBER OF     OPTIONS/SARS                                     STOCK PRICE
                                    SECURITIES      GRANTED TO                                      APPRECIATION
                                    UNDERLYING       EMPLOYEES      EXERCISE OR                 FOR OPTION TERM (1)
                                   OPTIONS/SARS      IN FISCAL      BASE PRICE    EXPIRATION   ----------------------
NAME                                GRANTED (#)      YEAR (%)           ($)          DATE        5% ($)     10% ($)
---------------------------------  -------------  ---------------  -------------  -----------  ----------  ----------
Darwin Deason....................       --              --              --            --           --          --

Jeffrey A. Rich..................       --              --              --            --           --          --

Mark A. King.....................       40,000             2.1%         31.875       5/18/08      801,841   2,032,022

Henry G. Hortenstine.............       40,000             2.1%         31.875       5/18/08      801,841   2,032,022

Peter A. Bracken.................      270,360            14.0%               (2)           (2)  4,255,415  9,537,793

------------------------

(1) The amounts in these columns are the result of calculations at the 5% and 10% rates set by the Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Mr. Bracken received two option grants during fiscal year 1998. The first option grant, occurring before the Government Solutions Merger, was for 70,360 shares (adjusted for the Government Solutions Merger) at a $17.76 exercise price and expires on July 15, 2002. The second option grant, occurring after the Government Solutions Merger, was for 200,000 shares with a $24.00 exercise price and expires on December 15, 2007.

    The following table provides information related to options exercised by the Named Executive Officers during fiscal year 1998 and the number and value of options held at fiscal year end. The Company does not have any SARS outstanding.

                 AGGREGATE OPTION/SAR EXERCISES IN FISCAL 1998
                   AND FISCAL YEAR END 1998 OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS/
                                                                     OPTIONS/SARS AT             SARS AT FISCAL
                                         SHARES        VALUE       FISCAL YEAR END (#)          YEAR END ($) (2)
                                       ACQUIRED ON   REALIZED   --------------------------  -------------------------
NAME                                    EXERCISE      ($) (1)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
------------------------------------  -------------  ---------  -----------  -------------  ----------  -------------
Darwin Deason.......................       --           --          --            --            --           --

Jeffrey A. Rich.....................       --           --          28,186        482,050    1,073,605    11,668,169

Mark A. King........................       --           --          --            200,014       --         3,825,397

Henry G. Hortenstine................       --           --          --            303,970       --         6,505,149

Peter A. Bracken....................       42,770      589,854      80,360        200,000    1,720,616     2,900,000

------------------------

(1) Represents the value realized upon exercise calculated as the number of options exercised times the difference between the average of the high and low stock trading price from the trading day immediately prior to the exercise date and the exercise price.

(2) Represents the value of unexercised options calculated as the number of unexercised option times the difference between the closing price at June 30, 1998 and the exercise price.

COMPENSATION COMMITTEE AND SPECIAL COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION COMMITTEE

    The Compensation Committee has been responsible for administering the Company's Stock Option Plan and approving compensation for the Company's senior executives, including recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation for all executive officers, except that such approval and recommendation with respect to salaries, bonus and other compensation for Mr. Deason and, beginning with fiscal year 1999, Mr. Rich are the responsibility of the Special Compensation Committee. The objective of the Company's executive compensation program is to attract and retain qualified, motivated executives and to closely align their financial interests with both the short and long-term interests of the Company's stockholders. The executive compensation program is intended to provide the Company's executive officers with overall levels of compensation that are competitive within the information industry, as well as within a broader spectrum of companies of size and complexity.

    The three principal components of the Company's executive compensation program are base salary, annual incentive bonus opportunities and stock options.

BASE SALARIES

    Each executive officer's base salary is reviewed annually and is subject to adjustment on the basis of individual, corporate and business unit performance, as well as competitive and inflationary considerations.

INCENTIVE BONUS

    Incentive bonus payments for executive officers are made at the end of each fiscal year based upon the achievement of some or all of the following: consolidated financial criteria (which can include consolidated revenues, consolidated earnings before interest, taxes and amortization, consolidated pre-tax earnings and consolidated earnings per share), business unit financial criteria, and the attainment of individual goals. Such criteria and goals are established by the Chief Executive Officer and the Chief Operating Officer of the Company subject to approval by the Compensation Committee of the Board of Directors at the beginning of each fiscal year (or, in the case of the Chief Executive Officer and, beginning with fiscal year 1999, the Chief Operating Officer, subject to the approval of the Special Compensation Committee). During fiscal year 1998, the Company achieved 100% of such measures of consolidated financial criteria. For fiscal year 1998, executive officers were eligible to receive maximum bonuses of between 125% and 250% of salary provided the set goals and criteria were met.

STOCK OPTION PLAN

    The Company's 1997 Stock Incentive Plan ("Stock Option Plan") is administered by the Compensation Committee and the Special Compensation Committee of the Company's Board of Directors. The Compensation Committee and the Special Compensation Committee have determined the individuals eligible to receive grants of options under the Stock Option Plan, the type of option granted, the number of shares of Class A Common Stock subject to a grant and the terms of the grant, including exercise price, exercise date and any restrictions on exercise. The Compensation Committee and the Special Compensation Committee also have been responsible for determining the advisability and terms of any buyout of options previously granted, reductions in the exercise prices of previously granted options and the terms of any deferred grant of options granted under the Stock Option Plan.

    The Stock Option Plan also provides for the issuance of stock purchase rights. When the Compensation Committee determines to grant a stock purchase right, it advises the recipient of the grant of the terms and conditions of the grant, including any restrictions on the grant, the number of shares subject to the grant, the exercise price of the grant and the time within which the grant must be accepted by the recipient. The maximum amount of time that a recipient may have to accept the grant is 30 days. The purchase price of stock acquired pursuant to a stock purchase right shall not be less than 50% of the fair market value of the Company's Class A Common Stock at the time of grant. There have been no stock purchase rights granted through June 30, 1998.

                                          Submitted by the Compensation
                                          Committee
                                          and the Special Compensation Committee
                                          of the Board of Directors:

                                          DARWIN DEASON*
                                          FRANK A. ROSSI
                                          JOSEPH P. O'NEILL

                                          * Not a member of the Special
                                           Compensation Committee

         COMPARISON OF TOTAL CUMULATIVE RETURN FROM SEPTEMBER 26, 1994
                   (THE "IPO DATE") THROUGH JUNE 30, 1998 OF
            AFFILIATED COMPUTER SERVICES, INC. CLASS A COMMON STOCK,
              STANDARD & POOR'S COMPUTER SOFTWARE & SERVICES INDEX
                     AND THE STANDARD & POOR'S STOCK INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       S&P COMPUTER SOFTWARE

                 ACS         & Services Index    S&P Stock Index
9-26-94          100                      100                100
6-30-97          350                      295                200
6-30-98          481                      427                257

    Note: The graph above compares the total cumulative stockholder return on Class A Common Stock from the IPO Date through June 30, 1998 with the Standard & Poor's Computer Software & Services Index and the Standard & Poor's Stock Index.

    The graph assumes the investment of $100 and the reinvestment of all dividends. The stock price performance shown on the graph is not necessarily indicative of future stock performance.

    THE ABOVE REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For information on compensation committee interlocks and insider participation, see "Certain Transactions."

CERTAIN TRANSACTIONS

    In connection with the reorganization of the Company on June 30, 1994, the Company and Precept entered into a reciprocal services agreement pursuant to which Precept would sell business forms and supplies, and provide courier and certain other administrative services to the Company, and the Company would provide office space and certain administrative services to Precept. Mr. Deason is a director and holds voting control of Precept. Douglas Deason, one of Mr. Deason's sons, is the President and a director of Precept and owns in excess of 10% of Precept's outstanding Common Stock. The prices for all services, forms and supplies provided by Precept to the Company under such agreement must be no less favorable than could be obtained from an independent third party and are subject to review from time to time by the Independent Directors Committee of the Company. The prices for all services provided by the Company to Precept will be at no less than the Company's direct cost. The costs incurred by the Company for services provided by Precept covered by such reciprocal services agreement, which are believed to approximate fair market value, were approximately $4.8 million for fiscal year 1998. Precept's payments to ACS under the reciprocal services agreement were approximately $0.3 million for fiscal year 1998.

    Mr. Deason, the Company and Precept, along with two other investors, are the stockholders in DDH Aviation, Inc. ("DDH"), a start-up corporate airplane brokerage firm organized in late 1997. DDH has a $15 million line of credit with Wells Fargo Bank, N.A., for which Mr. Deason and the Company, in exchange for warrants to acquire additional voting stock, act as guarantors for up to approximately $7 million each. Taking into account the exercise of such warrants, Mr. Deason owns over one-third of the equity interests in DDH and the Company owns approximately 18%. Mr. Deason is one of the five directors of DDH, as well as its Chairman of the Board. The Company has access to aircraft from DDH. In order to facilitate the purchase of an aircraft, on June 30, 1998 the Company loaned DDH $100,000 at no interest, which amount was repaid in full on July 2, 1998.

    Also, during fiscal year 1998, the Company purchased, at what the Company believes were market rates, approximately $200,000 in personal computers from Microresponse, Inc. David Deason, one of Darwin Deason's sons, owns and is President and a director of Microresponse.

    In addition, Darwin Deason and Douglas Deason are among the principal owners of Enviro-Kleen, L.P., which provides commercial janitorial services. Beginning around July 1998, the Company commenced utilizing Enviro-Kleen at the Company's headquarters campus in Dallas, Texas on a month-to-month basis involving monthly charges of approximately $30,000, which the Company believes are market rates.

    INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent accountant for the fiscal year 1999. PricewaterhouseCoopers LLP was also the Company's independent accountant for the fiscal year 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                 STOCKHOLDERS PROPOSALS FOR 1999 ANNUAL MEETING

    If any stockholder of the Company intends to present a proposal for consideration at the 1999 Annual Meeting of Stockholders and/or desires to have such proposal in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: David W. Black, Corporate Secretary, no sooner than May 31, 1999 but not later than June 30, 1999.

                                            By Order of the Board of Directors

                                                      David W. Black
                                                        SECRETARY

September 28, 1998

                              FRONT OF PROXY CARD

                       AFFILIATED COMPUTER SERVICES, INC.
                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
           OF SHAREHOLDERS AT 11:00 A.M. TUESDAY, OCTOBER 27, 1998
          CITYPLACE, 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204

                             ------------------

     The undersigned shareholder of Affiliated Computer Services, Inc. (the "Company") hereby appoints Darwin Deason and Jeffrey A. Rich or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any postponements or adjournments thereof, on the following proposals:

      -------------------------------------------------------------------------

      (1) Election of Mark A. King, David W. Black and Peter A. Bracken as Directors.

      FOR all nominees (except as                 WITHHOLD AUTHORITY
      provided to the contrary below)  / /        to vote for all nominees  / /

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME HERE):

      -------------------------------------------------------------------------

      (2) Approval of the incentive compensation provisions for the executive officers.

                / / FOR       / / AGAINST       / / ABSTAIN

      -------------------------------------------------------------------------

          In their discretion, the proxies are, and each of them is, authorized to vote upon such other business or matters as may properly come before the meeting or any postponements or adjournments thereof.

               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                              BACK OF PROXY CARD

                        (CONTINUED FROM REVERSE SIDE)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) AND (2), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OF ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

     Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated September 28, 1998, is hereby acknowledged.


                                      Dated:                            , 1998
                                             --------------------------
                                      ----------------------------------------
                                      ----------------------------------------
                                          (Signature(s) of Shareholder(s))

                                      (Joint owners must EACH sign. Please
                                      sign EXACTLY as your name(s)
                                      appear(s) on this card. When signing
                                      as attorney, trustee, executor,
                                      administrator, guardian or corporate
                                      officer, please give your FULL
                                      title.)

                                      PLEASE SIGN, DATE AND MAIL TODAY.